UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2013

HYPERION THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35614	61-1512713
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 Gateway Boulevard, Suite 200

South San Francisco, California 94080

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (650) 745-7802

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 14, 2013, Hyperion Therapeutics, Inc. (the “Company”) and 2000 Sierra Point Parkway LLC (the “Landlord”) entered into a lease agreement (the “Lease”) under which the Company will lease approximately 20,116 rentable square feet of office space in Brisbane, California (the “Premises”).

The initial term of the lease is six years and shall commence upon the later of i) the Landlord’s substantial completion of the improvements to the Premises, or ii) November 1, 2013 (the “Commencement Date”). Although the Lease does not provide the Company with a termination option, the Lease provides the Company with an option to extend the term of the Lease for five years at the prevailing market rental rate and otherwise on the same terms and conditions as the initial term of the Lease. The Lease also provides that during the initial term and during the five-year extension term, the Company has an ongoing right of first offer to lease approximately 20,116 rentable square feet of space located on the fifth floor in the same building as the Premises. The Lease also provides that in the event the existing tenant vacates the eighth and ninth floors of the same building as the Premises, the Company has a one-time right of first offer to lease both floors, each of which contains approximately 20,116 rentable square feet of space. If the Company declines to exercise its right to lease both floors, the right of first offer will automatically terminate. In addition to operating expenses and certain other additional expenses set forth in the Lease, the Company will pay total base rent of approximately $4.4 million during the initial term of the Lease.

The foregoing description of the terms of the Lease does not purport to be a complete description and is qualified in its entirety by reference to the Lease that is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The exhibits required by this item are set forth on the Exhibit Index attached hereto.

Exhibit Number	Description

10.1	Office Lease by and among the Company and 2000 Sierra Point Parkway LLC, dated October 14, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 16, 2013	Hyperion Therapeutics, Inc.

	By:	/s/ Jeffrey S. Farrow
Jeffrey S. Farrow
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Office Lease by and among the Company and 2000 Sierra Point Parkway LLC, dated October 14, 2013.